Exhibit 1

CLIENT AGREEMENT

A.G. Edwards & Sons, Inc.
One North Jefferson
St. Louis, Missouri 63103	Account Number:	MGN

In consideration of A.G. Edwards & Sons, Inc. or any of its successors (“Edwards”) accepting or carrying one or more of your accounts (personal, corporate, partnership, company or other association, however designated) for the purchase, sale or carrying of securities, commodities and options, or related contracts, and other property (“property”) you (the individual, corporation, or parties involved with this account) agree to the following:

1.                                       All transactions shall be handled by you according and subject to all applicable federal and state laws, rules and regulations; the constitution, rules, customs and usages of the applicable exchange, association, market or clearinghouse; and the customs and usages of those transacting business on such exchange, market or clearinghouse.

2.                                       Except as stated above, no provision of this printed Agreement shall in any respect be waived, modified, amended or deleted, and acceptance of this Agreement and any accounts under it be Edwards shall not constitute ratification of any changes.  Such acceptance shall not stop Edwards from asserting and enforcing the original provisions of this Agreement unless changes are expressly agreed to in a separate document signed by Edwards’ Director of Operations or a designee.

3.                                       All monies and property held by Edwards at any time in any of your accounts (individually, jointly or otherwise) other than a Regulated Commodity Account, or which may be at any time in Edwards’ possession or under its control for any reason, shall be collateral subject to a general lien and security interest for the payment of all your obligations to Edwards, regardless of their nature.

4.                                       Whenever you are indebted to or have a short position with Edwards, any property held by Edwards in any of your accounts may from time to time without notice to you be pledged, repledged, hypothecated or rehypothecated by Edwards, separately or together with the property of others, either for more or less than the amount of your indebtedness to Edwards, without Edwards retaining in its possession or under its control for delivery a like amount of similar property.

5.                                       At Edwards’ discretion, Edwards may, without notice to you, transfer or apply any of your monies or property between or within any of your accounts (other than the Regulated Commodity Accounts, unless specifically agreed to by you).

6.                                       In return for Edwards’ extension or maintenance of credit in connection with your account, you acknowledge that the securities in your margin account, together with all attendant rights of ownership, may be lent to Edwards or lent out by Edwards to others.  In connection with such loans, Edwards may receive and retain certain benefits to which you will not be entitled.  In certain circumstances, such loans may limit, in whole or in part, your ability to exercise voting rights of the securities lent.

7.                                       You will settle transactions when due and will maintain with Edwards the required amount of collateral in the form of monies or property acceptable to Edwards.  You will immediately make payment on the entire amount or such part as Edwards may require on demand.

8.                                       The following disclosure is required by various regulatory bodies but shall not limit the applicability of the following arbitration provision to any controversy or claim or issue in any controversy or claim which may arise between you and/or your Authorized Agent and Edwards:

(a)                                  ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

(b)                                 THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

(c)                                  PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

(d)                                 THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING, AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

(e)                                  THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

(f)                                    NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION; OR WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL; (i) THE CLASS CERTIFICATION IS DENIED; OR (ii) THE CLASS IS RECERTIFIED; OR (iii) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT.  SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

You agree and, by carrying any account for you, Edwards agrees that all controversies between you and Edwards or any of Edwards’ present or former officers, directors, agents or employees which may arise for any cause whatsoever, shall be determined by arbitration.  Any arbitration under this Agreement shall be before the National Association of Securities Dealers, Inc., or the New York Stock Exchange, Rulemaking Board, and in  accordance with the rules of the elected organization.  You or your Authorized Agent may elect in the first instance whether arbitration shall be before and in accordance with the rules of one of the aforementioned arbitration forums by registered letter or telegram addressed Edwards at Edwards’ office in St. Louis, Missouri.  If you or your Authorized Agent fail to notify Edwards of such election as specified within five (5) days after receipt from Edwards of a request to make such election, then Edwards may make such election.

This arbitration provision shall apply to any controversy or claim or issue in any controversy arising from events which occurred prior on or subsequent to the execution of this arbitration agreement.  The award of the arbitrators, or of the majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

9.                                       NO EDWARDS EMPLOYEE IS AUTHORIZED TO ENTER TRADES FOR YOU WITHOUT YOUR EXPRESS PRIOR APPROVAL, UNLESS YOU EXPRESSLY AGREE TO THAT AUTHORITY IN A SEPARATE DOCUMENT SIGNED BY YOU AND EDWARDS’ DIRECTOR OF OPERATIONS OR A DESIGNEE; YOU ALSO AGREE TO IMMEDIATELY BRING ANY UNAUTHORIZED TRADING ACTIVITY TO THE ATTENTION OF EDWARDS.  Your acceptance of a transaction or position in any of your accounts that was undertaken by an Edwards employee on your behalf but was not expressly authorized by you before its entry and not immediately objected to by you after its entry, renders that employee your agent and precludes you from later denying that the employee was given authority to enter orders for transactions or positions in your account at the employee’s discretion.

10.                                 If you fail to make any payment or deliver any property to Edwards when due, fail to maintain in any of your accounts with Edwards collateral of sufficient value to meet Edwards’ then-current requirements, or otherwise fail to discharge an obligation to Edwards, Edwards is authorized to sell any securities, commodities or other property in any of your accounts with Edwards or buy any property that may be short, or otherwise settle or cancel any outstanding orders.  Edwards is also under this authority if you die or if Edwards deems it necessary for its protection.  Any such sale, purchase, settlement or cancellation may be made at Edwards’ direction and at its prevailing commission rates on any exchange or made at where such business is transacted, or at public auction or private sale without notice to you, and without advertisement, tender or demand of any kind made to you.  Such notice, advertisement, tender or demand is hereby expressly waived by you.  Edwards may purchase any such property on its own account or on behalf of anyone else free from right of redemption.  You shall remain liable for any deficiency in any of your accounts.  You shall also be liable for any fines, assessments or other costs levied against Edwards by any exchange, clearinghouse or regulatory authority resulting from your failure to deliver or otherwise make available any property sold by Edwards at your direction.  No tender, demand, call or notice by Edwards shall constitute a waiver of any right to take any other action permitted according to this document or in the future.  The failure of Edwards to enforce its rights under this paragraph, this authorization and indemnity or any other agreement between you and Edwards shall not act as a waiver of any such rights or preclude Edwards from later exercising those rights.

11.                                 Each party executing this Agreement or w ho is authorized to act on your behalf under a separate agreement shall have authority on behalf of the account, and for the risk and in the name of the account.  Each does hereby appoint the other his or her agent and attorney-in-fact in regard to the account to buy, sell (including short sales) and otherwise deal in stocks, bonds, options and other securities, listed or unlisted, and commodities for present or future delivery (on margin or otherwise) according to Edwards’ terms and conditions; to deposit with, withdraw and receive payment or delivery from Edwards of money, commodities, stocks, bonds, commodities contracts, and other negotiable instruments, securities and property.

12.                                 No arrangements conflicting with Edwards’ usual requirements for initial or maintenance margin shall be binding on Edwards or have any effect unless expressly agreed to in a separate documented signed by Edwards’ Director of Operations or a designee.  No investment broker, branch office manager or branch office employee is authorized to waive or modify Edwards’ margin demands or postpone sell-outs or buy-ins unless agreed to in writing by Edwards’ Director of Operations or a designee.

13.                                 Interest shall be charged on any debit balance in any of your accounts at rates related to Edwards’ then-prevailing broker’s call money rate.  You acknowledge receiving from Edwards and examining a statement explaining the details and the conditions under which interest will be charged, the method of computing such interest and the conditions under which additional collateral may be required.

14.                                 Edwards may request and obtain an investigative consumer report indicating your creditworthiness, credit standing, credit capacity, character, general reputation, personal characteristics or mode of living.  You have the right, upon written request made within a reasonable period of time from the date hereof, to receive a complete and accurate disclosure of the nature and scope of the investigation requested from Edwards.

15.                                 This Agreement shall cover individually and collectively all accounts that you may at any time maintain with Edwards, shall insure to the benefit of Edwards, its successors or assigns, and shall be binding on you, your executors, administrators, successors, heirs and assigns.  This Agreement shall continue in effect until your written notice of revocation is received by Edwards’ Director of Operations.  Notwithstanding any such revocation, this Agreement shall remain in effect with regard to all transactions entered into or indebtedness incurred before such revocation and all matter pertaining to transactions.

16.                                 Unless otherwise specified by you, Edwards is authorized to enter orders for you in its name on any exchange or other market or place where such business may be transacted for your account and risk.  You hereby authorize Edwards to employ agents on your behalf.  The identity of any such agent so employed by Edwards on your behalf shall be disclosed to you on request.  Edwards shall have no liability to you for the errors and omissions of such agents who are independent contractors; provided, however, that in any controversy between you and such agents, Edwards shall provide to you, without expense to you, such records and testimony of the transaction that Edwards possesses.

17.                                 You will examine all statements, confirmations and other reports or notices when you receive them from Edwards.  Such statements, confirmations, reports or notices shall be considered accepted by you as correct and conclusive if you do not notify Edwards’ Customer Service Department otherwise in writing within ten (10) days after receipt;

except in regard to transactions in options, commodities and related contracts, when notice of any discrepancies must be provided within three (3) days of receipt.  Any such notice will be made by you via both telephone and in written form (facsimile, telegraph, next-day delivery mail, etc.) directed to Edwards’ office in St. Louis, Missouri.  You acknowledge that because of the nature of the markets involved, positions confirmed or deleted in error may result in a substantial loss.  Consequently, you agree that if for any reason you fail to bring an error or discrepancy to Edwards’ attention within the periods specified above, any responsibility and liability for the loss will be yours.

18.                                 Edwards shall not be liable to you for any default by a market (exchange) on which you may have acquired a position.  You understand that exchanges may change terms, rules and procedures that may affect markets adversely; the exchange may also default on a duty to pays its obligations or may be unable to take or make delivery of positions traded on the exchanges.

19.                                 Edwards may limit the number of securities, options and commodities or related contracts that it will place or hold for your account and reserves the right to stop accepting orders from you for additional securities, options and commodities, or related contracts, at any time.

20.                                 You recognize that Edwards’ recommendations are opinions because they deal with future developments that cannot be predicted with certainty.  Edwards is not obligated to keep you abreast of developments in the market concerning securities, options and commodities, or related contracts; you shall be responsible for remaining informed.

21.                                 (a)           Edwards may from time to time make recommendations concerning the advisability of buying, selling or holding securities, options and commodities or related contracts, or using a trading method or program.  You are aware that Edwards is in the business of generating brokerage commissions, and, therefore, the more trades you make, the higher the amount of commissions generated will be.  Trading programs may result in a higher number of trades being generated and commissions charged.

                                                (b)           Transactions in securities, options and commodities, or related contracts, and the market activities of Edwards or any of its officers, employees or shareholders may be inconsistent with Edwards’ recommendations to you.

22.                                 All checks from you that are to be credited to your account with Edwards shall be payable to “A.G. Edwards & Sons, Inc.”  Edwards may in its discretion refuse to accept for your account checks payable to any party other than you.  If such checks are accepted, they shall be accepted for collection only and shall not be considered credited to your account until paid.

23.                                 Any suit, reparation proceeding, claim or action, except arbitration proceedings which are governed by paragraph 8, against Edwards or its present or past officers, agents or employees shall be brought and heard in the location where the Edwards branch office which serviced your account is or was located.  If the court or reparations tribunal does not conduct hearings in that location, then any such action must be brought and heard in the locale closest to that location in which the court or reparations tribunal conducts hearings.  This paragraph shall apply even if you have related disputes with other parties that cannot be resolved in the same locale.

24.                                 This Agreement, its enforcement and the interest charged hereunder shall be governed by the internal laws of the State of New York without the application of the principles of choice of law.

25.                                 You shall be solely responsible for any expense, including attorneys’ fees, incurred by Edwards in collection of a deficit from you.  You will also be solely responsible for any expense, including attorneys’ fees, incurred by Edwards in defense of an action brought by you seeking rescission of any agreement between you and Edwards or to recover damages for the actions of Edwards or its employees.

26.                                 If you are an individual, you represent that, unless Edwards’ Director of Operations has been notified in writing to the contrary, you have reached the age of majority; are duly authorized to execute this authorization and indemnity if acting on behalf of another; are not insolvent; are not an employee of any securities or commodities exchange, or of any corporation of which any such exchange owns a majority of the capital stock, or of any member of any such exchange, or of a member firm, corporation or organization registered with any such exchange, or of a bank, trust company an insurance company, or of any corporation, firm or individual engaged in the business of dealing either as a broker or as principal in securities, bills or exchange, acceptances or other forms of commercial paper; and are not registered with any securities or commodities exchange, association or commission; and that no one except you has an interest in any of your accounts with Edwards.  You agree to notify Edwards’ Director of Operations promptly of any change in your circumstances affecting the foregoing representations.

27.                                 Communications directed to you at the address then appearing on your account, sent by ordinary mail or delivered to such address shall be considered to have been personally delivered to you whether or not actually received.

28.                                 Unless otherwise specified, any notice required by this Agreement that you must give to Edwards shall be addressed to the Director of Operations at Edwards’ Home Office at One North Jefferson, St. Louis, Missouri 63103, or at another address as Edwards may instruct.

29.                                 You hereby ratify all transactions and dealings with Edwards before the execution of this Agreement and agree that all such transactions and dealings are subject to all terms and provisions of this Agreement as if they had been after execution.

30.                                 If any provision or clause of this Agreement is deemed invalid or unenforceable for any reason, such provision of clause shall be deemed to be ineffective to the extent of such invalidity or unenforceability but will not affect the remainder of this Agreement, which shall continue in full force and effect.

31.                                 Except as provided in paragraph 2 with respect to modification, receipt and retention of this Agreement shall constitute acceptance hereof by Edwards without signature.

32.                                 The provisions of this Agreement shall work for the benefit of any successors or assigns of Edwards.

33.                                 By signing this Agreement, you acknowledge that:

                (a)           you have received a duplicate of this Agreement;

                (b)           your securities may be loaned to Edwards or loaned to others; and

                (c)           this Agreement contains binding and enforceable arbitration provisions in paragraph 8 on pages 1 and 2.

Date:
(Signature)

(City)	(State)	(Signature)

THIS IS A BINDING CONTRACT.  READ IT CAREFULLY BEFORE SIGNING.

INITIAL DISCLOSURE OF TERMS FOR EXTENSION OF CREDIT

Your account will be charged interest on any credit extended to or maintained for you by A.G. Edwards & Sons, Inc. (“Edwards”) in connection with the purchase, sale or carrying of any securities or otherwise.  The annual rate of interest charged by Edwards will be based on your average adjusted daily debit balance for the interest period and will exceed Edwards’ prevailing broker’s call money rate by an amount no greater than that percentage set forth in the following schedule.  Edwards’ prevailing broker’s call money rate will be no more than the highest broker’s call rate published in the Eastern edition of The Wall Street Journal.  The rate of interest will be changed without notice to you to reflect any change in Edwards’ broker’s call money rate.  If your interest rate is to be increased for any other reason, at least 30 days’ prior written notice will be given.

If the amount of your average adjusted daily debit balance is:		The annual interest rate charged will be this percentage above the current broker’s call money rate:

At Least	But Less Than
—	$ 10,000	2 1/2%
$ 10,000	25,000	2 1/4%
25,000	50,000	1 3/4%
50,000	75,000	1 1/4%
75,000	100,000	1%
100,000	—	3/4%

Margin transactions normally involve the extension of credit when, as permitted under applicable rules, regulations and Edwards’ policy, you make available only a portion of the monies or the collateral required in a transaction, and the balance is made available by Edwards.  Withdrawals of cash from your account permissible under applicable rules, regulations and Edwards’ policy, fluctuations in the price of a “when issued” security or an increase in the market value of a security sold short (or short against the box) may create or add to your debit balance, as may interest charged on your account and any other charge that may be assessed to your account.

Any credit resulting from a short sale (including short against the box) will not reduce your debit balance on which interest is charged because the securities sold short must be borrowed in order to make delivery to the purchaser, and an amount equal to the proceeds of the short sale must be deposited with the lender of the security.  Your margin account will be debited or credited at least monthly, normally using the previous day’s close, reflecting any “mark to the market,” that is, an increase or decrease in the deposit required by the lender of the security resulting from an increase or decrease in the market value of the security borrowed.

The daily debit balance in each account is the balance of the amounts loaned to you in that account by Edwards and not repaid as of the close of the business day.  Debits and credits resulting from purchases and sales are entered to your account as of the settlement date.  The daily debit balance may be reduced for purposes of interest computation by credit balances in certain other types of accounts maintained by you with Edwards.  The term “adjusted daily debit balance” as used in this disclosure statement, means the daily debit balance less applicable credits, if any.  A credit balance in any of the following types of accounts will be applied in reduction of a debit balance in any other of the following types of accounts of identical beneficial ownership bearing the same account number:

1.	Cash	5.	Short (except as hereinabove noted)
2.	Margin	6.	Special Loan	8.	Income

You will receive a monthly statement of each account you maintain with Edwards showing debits and credits to the account, the debit balance at the beginning of any period when interest is charged, the debit balance at the end of each period when interest is charged, the average adjusted daily debit balance on which interest is computed, and the rate of interest.  Because interest periods may differ from the period covered by your monthly statements, it may be necessary for you to use both the prior and the current month’s statements to verify the computation of interest charges.

Interest for each period during which a single interest rate applies is computed by adding the adjusted daily debit balance for all days during that period, then multiplying the sum by the applicable annual interest rate, then dividing the resulting figure by 380.

In addition to all other charges, interest at ¾% above the broker’s call money rate may be charged on prepayments (proceeds of sales paid to the customer before the later of the settlement date or Edwards’ receipt of the securities sold in “good delivery” form).  Late charges may be made in cash accounts if you fail to pay for securities purchased or deliver securities sold by the settlement date shown on the trade confirmation sent to you.

Edwards may require you to deposit additional collateral (monies and/or securities acceptable to Edwards) in accordance with the rules and regulations of the Board of Governors of the Federal Reserve System, any exchanges or associations of which Edwards is a member, and any other regulatory agency to whose jurisdiction Edwards is subject.  Edwards may also demand repayment of any loan balance in whole or in part at any time or may require you to deposit additional collateral (margin) as security for your obligations to Edwards.  Additional collateral (margin) will normally be required if your equity (market value less debit balance) on your account(s).  However, Edwards reserves the right to require you to maintain equity of other than 30% depending on such factors as Edwards in its sole discretion may deem material, including, but not limited to, the type, price, quantities and marketability of securities or a combination thereof held for your account(s).

All money and securities carried by Edwards at any time in any account of yours (held either individually, jointly or otherwise), other than a regulated commodity account, or which may at any time be in Edwards possession or under its control for any purpose shall be collateral subject to a general lien and security interest for the discharge of all your obligations to Edwards, regardless of how or when they occurred.

CORPORATION ACCOUNT AGREEMENT — MARGIN

(AUTHORIZING TRADING IN SECURITIES AND COMMODITIES

AND PERMITTING MARGIN TRANSACTIONS AND SHORT SALES)

Account Number:	CORPM

                The undersigned Corporation, by its President or any Vice President, authorizes A.G. Edwards & Sons, Inc. (“Edwards”) to open an account in the name of the Corporation.  This account is opened according to the resolutions attached to this Agreement, which the Secretary has certified.  The Corporation also encloses with this Agreement Edwards’ “Client Agreement” and “Consent to Loan of Securities” executed on behalf of the Corporation.  The Corporation represents that no one other than the Corporation has any interest in such account.  This Agreement will continue in force until the Corporation revokes it in writing, addressed to Edwards at One North Jefferson, St. Louis, Missouri 63103, Attn: Director of Operations.

Date:	12/14/99

Waco		Texas
(City)		(Date)

I HAVE READ THIS AGREEMENT
(Signature of Authorized Officer)

I, Joe E. Baxter  , the Secretary of  The Paul J. Meyer Family Foundation   , certify that the attached resolutions were adopted at a meeting of the Corporation’s Board of Directors held on the 13th day of January , 19 99, at which a quorum of said Board of

(Day)	(Month)	(Year)

acting through.  I certify that no action has been taken to rescind or amend these resolutions and that these resolutions are now in full force and effect.

                I also certify that the resolutions are authorized by the Articles of Incorporation, Charger and By-Laws of the Corporation, and that no limitation has been otherwise imposed on this authority, and that I have been authorized to sign this Agreement on behalf of the Corporation.

                I also certify that each of the following officers has been duly elected or appointed, that they are now legally holding the office set opposite their names, and that the signatures above each typed name are true and genuine signatures:

Signature:	/s/ PAUL J. MEYER
Name (Typed):	Paul J. Meyer	, President
Signature:	/s/ JANE MEYER
Name (Typed):	Jane Meyer	, Vice President
Signature:	/s/ TERRY IRWIN
Name (Typed):	Terry Irwin	, Vice President

Signature:	/s/ GEORGETTA DUNCAN
Name (Typed):	Georgetta Duncan	, Treasurer

                I also certify that the Corporation is duly organized and existing and has the power to take the action called for by the attached resolutions.

                By signing this Agreement, I acknowledge that:

(a)                                  the Corporation has received a duplicate of this Agreement;

(b)                                 this Agreement contains a binding and enforceable arbitration provision in paragraph 7 on page 3.

IN WITNESS WHEREOF, I have signed this Agreement this	13th day of December , 1999 .
	(Day)	(Month)	(Year)

/s/ JOE E. BAXTER
(Secretary’s Signature)

*If Secretary is an authorized officer borrower, Agreement should be signed by another officer who is not so authorized.

CERTIFIED COPY OF CERTAIN RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS

THAT AUTHORIZES ESTABLISHING AND MAINTAINING SECURITY AND/OR COMMODITY

CASH AND/OR MARGIN ACCOUNTS

1.	The President or any Vice President of the Corporation, or		or
		(Name)		(Name)

                        Are authorized and empowered on behalf of the Corporation to establish and maintain one or more accounts, which may be margin accounts, with A.G. Edwards & Sons, Inc. (Edwards).  These accounts are for purchasing, acquiring, selling (including short sales), possessing, exchanging, pledging or otherwise disposing of, and generally dealing with *(a) all forms of securities, mortgages and foreign currencies such as stocks, bonds, debentures, notes, options, warrants, certificate of deposit, mortgage-backed securities, mortgage participation certificates, and any certificates of interest (secured or unsecured), whether represented by trust, participating and/or other certificates or otherwise; and *(b) any and all commodities and/or contracts for their future delivery and options on them, whether represented by trust, participating and/or other certificates or otherwise.  Authorization includes opening special bond and special miscellaneous accounts and making repurchase and reverse repurchase agreements, short sales, future and forward delivery contracts, and options on them (whether or not legally characterized as commodities), arbitrage transactions and options contracts (whether or not denominated as standby commitments) in exempted securities which are direct obligations of, or guaranteed as to principal or interest by the United States or any of its agencies or instrumentalities, and in mortgages and foreign currencies.

                        Edwards is authorized to accept for deposit to any of the Corporation’s accounts all checks, drafts, notes, bills of exchange, or other orders or instruments to pay money belonging to or coming into possession of the Corporation and which are delivered to Edwards.  Endorsements on these orders or instruments may be made in writing, by stamp or otherwise, and without designation of the endorsing person.  Any such instrument may be deposited without endorsement, or an absence of endorsement guarantee may be supplied by Edwards.  In either event, the liability of the Corporation is the same as if the Corporation had actually endorsed the instrument.

                        The Corporation’s authorized and empowered officers and/or agents may establish and maintain accounts with Edwards with the privilege of writing checks and/or having debit or credit cards issued on the account.  This privilege results in the automatic redemption of sufficient money fund shares to cover payment.  This procedure is described in the agreements for such services or the prospectuses for the money market funds used in connection with the services.  Any of the officers and/or agents, either individually or jointly, are authorized and empowered by the Corporation to occasionally direct withdrawal or debit from such accounts using checks, money orders and/or credit or debit cards, which may result in the automatic redemption of fund shares.

                        Full authority at all times is conferred regarding any commitment or transaction any of the officers and/or agents considers to be proper (without limiting the generality of the foregoing), including:

(A)                  the authority to give written or verbal instructions to Edwards regarding commitments or transactions;

(B)                    to borrow money, mortgages, foreign currency and/or securities;

(C)                    to borrow commodities and/or future contracts in commodities if commitments or transactions in commodities and options on commodities are authorized in any account;

(D)                   to borrow such money, securities, mortgages, foreign currently, commodities and/or future contracts in commodities from or through Edwards;

(E)                     to secure repayment of commitments or transactions with the property of the Corporation;

(F)                     to bind and obligate the Corporation to and for carrying out any contract, arrangement, or transaction entered into by any officer and/or agent for and on behalf of the Corporation with or through Edwards;

(G)                    to pay necessary sums in connection with any of the accounts in cash or by checks and/or drafts drawn on the Corporation’s funds;

(H)                   to deliver securities, contracts, mortgages, foreign currently, commodities and/or commodity futures contracts to Edwards;

(I)                        to order the transfer or delivery to anyone and/or order the transfer of record of any securities, contracts, mortgages, [illegible] to any name selected by any of the officers or agents of the Corporation;

(J)                       to endorse any securities, mortgages and/or contracts to pass title;

(K)                   to direct the sale or exercise of any rights to any securities;

(L)                     to sign all releases, powers of attorney and/or other documents for the Corporation in connection with any account, and to agree to any terms or conditions to control any account;

(M)                to direct Edwards to surrender any securities to the proper agent or party to effect any exchange or conversion, or to deposit with any protective or similar committee;

(N)                   to accept delivery of any securities, contracts,  mortgages and/or commodities; and

(O)                   to appoint anyone to do anything which any of the officers and/or agents is empowered to do, and generally to do and take all action necessary in connection with the account, or which would be considered desirable by such officer and/or agent.

2.               If the Corporation has established or maintained one or more accounts with Edwards before the date these resolutions are effective, all authorized transactions consummated and actions taken in connection with these accounts are hereby ratified and confirmed.

3.               Edwards may deal with any and all of the persons directly or indirectly empowered by this Agreement as through it were dealing with the Corporation directly.

4.               No limitations are imposed on the above authorities.  In particular, there is no dollar or trading restriction or limitation imposed on the authority of any officer and/or agent as granted in these resolutions to undertake transaction on behalf of the Corporation.

5.               All monies, securities, commodities or other property, which Edwards may hold or carry for the Corporation or which is in Edwards’ possession for any purpose, including safekeeping, is subject to a general lien in Edwards’ favor and the right to a set-off for the discharge of any and all of the Corporation’s obligations to Edwards whether or not Edwards has made advances in connection with such securities, commodities or other property.  This general lien and right to set-off shall be in addition to and not instead of the rights and remedies Edwards would otherwise have.

6.               The following disclosure is required by various regulatory bodies but shall not limit the applicability of the following arbitration provision to any controversy or claim or issue in any controversy or claim which may arise between the Corporation and Edwards:

(A)                  ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

(B)                    THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

(C)                    PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

(D)                   THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING, AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

(E)                     THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

(F)                     NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION; OR WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (i) THE CLASS CERTIFICATION IS DENIED; OR (ii) THE CLASS IS DECERTIFIED; OR (iii) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT.  SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

7.               The Corporation agrees and, by carrying any account for the Corporation, Edwards agrees that all controversies between the Corporation and Edwards or any of Edwards’ present or former officers, directors, agents or employees which may arise for any cause whatsoever, shall be determined by arbitration.  Any arbitration under this Agreement shall be before the National Association of Securities Dealers, Inc., or the New York Stock Exchange, Inc., or an arbitration facility provided by any other securities exchange of which Edwards is a member, or the Municipal Securities Rulemaking Board, and in accordance with the rules of the elected organization.  The Corporation may elect in the first instance whether arbitration shall be before and in accordance with the rules of one of the aforementioned arbitration forums by registered letter or telegram addressed to Edwards at Edwards’ office in St. Louis, Missouri.  If the Corporation fails to notify Edwards of such election as specified within five (5) days after receipt from Edwards of a request to make such election, then Edwards may make such election.

This arbitration provision shall apply to any controversy or claim or issue in any controversy arising from events which occurred before, on or after the execution of this arbitration agreement.  The award of the arbitrators, or of the majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

8.               Any suit, reparation proceeding, claim or action, except arbitration proceedings which are governed by paragraph 7, against Edwards or its present or past officers, agents or employees shall be brought and heard in the location where the Edwards branch office which serviced the Corporation’s account is or was located.  If the court or reparations tribunal does not conduct hearings in that location, then any such action must be brought and heard in the locale closest to that location in which the court or reparations tribunal conduct  hearings.  This paragraph shall apply even if the Corporation has related disputes with other parties that cannot be resolved in the same locale.

9.               This Agreement, its enforcement and the interest charged hereunder shall be governed by the internal laws of the State of New York without the application of the principles of choice of law.

10.         Any expense, including attorneys’ fees, incurred by Edwards from collecting a deficit from the Corporation will be paid solely by the Corporation.  Any expense, including attorneys’ fees, incurred by Edwards in defending an action brought by the Corporation, or any shareholder of the Corporation on behalf of the Corporation, seeking rescission of any agreement between the Corporation and Edwards or to recover damages for the activities of Edwards, its agents or employees in handling any account of the Corporation will be paid solely by the Corporation if Edwards prevails.